UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): July 14, 2006
AVONDALE INCORPORATED
(Exact name of registrant as specified in its charter)

Georgia	33-68412	58-0477150
(State of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

506 South Broad Street	30655
Monroe, Georgia	(Zip code)
(Address of principal executive offices)
Registrant’s telephone number, including area code: (770) 267-2226
Not Applicable
(Former name or former address, if changed since last report)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
     ☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
     ☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
     ☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
     ☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events.
     Avondale Incorporated (“Avondale Incorporated”) and Avondale Mills, Inc. (“Avondale Mills,” and together with Avondale Incorporated, “Avondale”) are announcing (1) Avondale Mills’ termination of the General Electric Capital Corporation Receivables Purchase and Servicing Agreement and (2) the redemption of Avondale Mills’ Floating Rate Notes Due 2012.
Termination of General Electric Capital Corporation Receivables Purchase and Servicing Agreement
     On July 14, 2006, Avondale Funding LLC (“Funding”) and Avondale Mills terminated the Receivables Purchase and Servicing Agreement (the “RPSA”), dated August 30, 2002, by and among Funding, Avondale Mills and General Electric Capital Corporation (“GECC”), related to the Company’s repurchase of receivables from GECC, discharging all of Funding’s and Avondale Mills’ obligations under the facility and releasing GECC’s blanket lien. Avondale Mills paid a purchase price plus accrued yield and fees of $33.1 million in connection with the termination of the facility and repurchase of such receivables.
Redemption of Floating Rate Notes Due 2012
     On July 17, 2006, Avondale fully funded the redemption of all $41.7 million of its Floating Rate Notes Due 2012 (the “Floating Rate Notes”). In accordance with the terms of the Floating Rate Notes, Avondale redeemed the Floating Rate Notes for a total redemption price of $43.2 million, which included a redemption premium of $1.25 million and accrued and unpaid interest from July 1, 2006 to the date of redemption of $226,232.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 19, 2006	AVONDALE INCORPORATED
	By:	/s/ Jack R. Altherr, Jr.
Jack R. Altherr, Jr.
Vice Chairman and Chief Financial Officer